Exhibit 99.1

uDate Issues Q4-2001 and Fiscal 2002/3 Guidance

NEW YORK, NY—(INTERNET WIRE)—Oct 26, 2001— uDate.com (OTCBB: UDAT — news), the global online personals group providing dating and matchmaking services to more than 170,000 subscribers through two leading brands www.udate.com and www.kiss.com, issued its guidance through 2003.

In line with the Company’s commitment to Investor Relations uDate.com, inc. has issued guidance for its forward view of fiscal years 2002 and 2003.

2001	Q1Actuals		Q2Actuals		Q3Actuals	Q4Guide		FY2001 Guide
Revenues	$1.54M		$4.22M		$6.62M	$8.82M		$21.2M
EBITDA	($0.25M	)	$0.22M		$2.01M	$3.85M	*	$5.83M	*
Net profit/loss	($0.4M	)	($1.01M	)	$0.41M	$1.20M		$0.20M
EPS diluted	($0.02)		($0.04)		($0.02)	$0.04		$0.01

*Q4Guide for 2001 and Fiscal Year 2001Guide excludes one off reorganization costs estimated at $0.85m associated with the recent restructuring of the Kiss.com operation.

2002	Q1Guide	Q2Guide	Q3Guide	Q4Guide	FY2002 Guide
Revenues	$11.0M	$13.9M	$16.2M	$20.5M	$61.6M
EBITDA	$5.8M	$7.3M	$8.2M	$10.7M	$32M
Net profit/loss	$1.84M	$3.08M	$3.53M	$5.02M	$13.47M
EPS diluted	$0.06	$0.10	$0.11	$0.16	$0.42

2003	FY2003 Guide
Revenues	$122M
EBITDA	$61M
Net profit/loss	$31.6M
EPS diluted	$1.00

Commenting on the guidance Mel Morris, CEO and Founder of uDate.com, inc. said: “We have made significant progress this year. Our acquisition of Kiss.com has been very successful adding significant critical mass and helping us become the 2nd largest business in the sector. Our growth this year has made us a formidable contender for the number one slot during 2002. As our business model becomes more established it is our belief that the business will reach an EBITDA to Revenue margin of around 50%.”

“Today we have around 175,000 paying subscribers, the market leader Match.com owned by Ticketmaster had approximately 250,000 subscribers at the end of September 2001. This year it is our understanding that uDate, Match and many of the other top 10 businesses in this sector have experienced good to strong growth in subscribers. The absence of any significant competitive pressures and the perception that the growth is accelerating in absolute terms leads us to conclude that the market sector as a whole is growing at a significant rate. Our guidance figures indicate that our subscriber base will be around 215,000 by December 31, 2001, 420,000 by December 2002 and 700,000 by December 2003.”

“This is a sector where the size of subscriber base has significant impact on a company’s ability to grow the business and achieve profitability. Many companies who have entered this space have failed to achieve critical mass and/or profitability. Examples include well financed start-ups like SocialNet who raised around $20M. Recently, Yahoo.com launched a subscription based personals service. However, in preparation for this Yahoo rejected advertising orders from competitive Online Personals services including uDate from the early in July 2001. This has had little tangible impact on the growth of our business as advertising contracts were easily replaced with equal or better performing channels. The market should also recognize that Yahoo had been operating in this market sector for a long time offering a free service. Their move to a subscription based model was therefore welcomed.”

“There are a number of key factors driving growth in this sector including greater awareness of Online Personals and better understanding of what it is and is not; repeat users returning to Online Personals when a relationship ends; greater critical mass of the top services leading to a more successful and compelling experience; greater acceptance of online subscription services; and improved use and availability of PC and digital camera technology. We believe the market has very significant potential for growth.” Morris concluded.

Q3 Teleconference

Those seeking to find out more about uDate.com, inc are invited to participate in the company’s forthcoming teleconference on Tuesday, October 30th at 9.00AM EST, when Mel Morris, CEO and Martin Clifford Chief Operating Officer will be discussing the company’s results for Quarter 3 2001 and the forecasts through 2003.

The conference call is open to the general public and can be accessed at the following number:

*	United States: (800) 624-7698	Pass Code: 01215

For those interested parties who are unable to participate, a recording of the conference will be available at uDate’s corporate web site at corporate.udate.com/within hours of the call concluding.

About uDate

uDate operates high-quality web sites that serve the online singles community. The Company stresses service, efficiency and personal security through its two leading brands uDate.com (www.udate.com) and Kiss.com (www.kiss.com).

uDate.com was launched commercially in February 1999 to provide a comprehensive Internet dating service featuring extensive customer profiles, sophisticated matchmaking technology and fully integrated instant messaging capabilities. uDate operates at the top end of its market sector with more than 170,000 subscribers and provides features that surpass the most professional off-line dating services.

Both uDate.com and Kiss.com web sites offer free registered membership. A registered member of either web site may post their profile and photographs and utilize the search or matchmaking features offered by the site at any time. To enable communication with other members however, registered members must purchase a subscription. Subscription plans are available allowing communication for periods of five days to 12 months.

Forward-Looking Statements

Certain statements in this press release that do not contain historical facts or information are ``forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those (a) that contain the words ``may,’’ ``will,’’ ``should,’’ ``estimates,’’ ``predicts,’’ ``potential,’’ ``continue,’’ ``strategy,’’ ``believes,’’ ``anticipates,’’ ``plans,’’ ``expects,’’ ``intends,’’ and similar expressions, (b) that describe any of the Company’s or management’s plans, objectives or goals for future operations and products, or (c) that concern the characteristics and growth of the Company’s markets or customers or products or the expected liquidity and capital resources of the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company to be materially different from any future levels of results, activity, performance or achievements expressed or implied by such forward-looking statements. Such risks include, among others, those set forth in the Company’s Annual Report on Form 10-KSB under the heading, ``Risk Factors’’ contained within Item 6. Management’s Discussion and Analysis or Plan of Operations. Such Risk Factors include the following: risks related to the Company’s financial condition and business model, risks related to the Company’s markets and strategy, risks related to the internet and the Company’s technology infrastructure, risks related to government regulation, and risks related to volatility in the price for the Company’s securities and the effect of future sales of the Company’s common stock. For a detailed discussion of these risk factors and other cautionary statements, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the most recently ended year.

Investor Relations
uDate.com, Inc.
800-506-2307
ir@uDate.com

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